Exhibit 99.1

NEWS RELEASE	210 EAST ELM STREET EL DORADO, AR 71730 NYSE: DEL

FOR RELEASE July 25, 2012	CONTACT:	Kenneth D. Mann
Investor Relations
(870) 881-6432

Deltic Announces Preliminary Second Quarter 2012 Results

EL DORADO, AR – Deltic Timber Corporation (NYSE-DEL) announced today that net income for the second quarter of 2012 was $3.5 million, $.28 a share, compared to $2 million, $.16 a share, a year ago. The increase was due to significantly improved operating results for Deltic’s Mills segment, which benefitted from a higher average lumber sales price and an increased lumber sales volume when compared to the same period of 2011. Partially offsetting these favorable items were decreases in operating income for the Company’s Real Estate and Woodlands segments, primarily due to no commercial real estate acreage sales in the current period, decreased pine sawtimber harvest volumes and average per-ton sales prices, and reduced sales of recreational-use hardwood timberland acreage. Net cash provided by operating activities was $9.4 million for 2012’s second quarter, compared to $9.5 million in 2011. For the first six months of 2012, net income totaled $3.6 million, $.29 per share, compared to $2.1 million, $.17 per share, for the same period of 2011. Net cash provided by operating activities was $11.5 million for the first half of 2012 compared to $8.3 million for the same 2011 period.

Commenting on the results, President and Chief Executive Officer, Ray C. Dillon, stated, “The financial performance of Deltic’s diverse assets for the second quarter was encouraging given the continued difficult operating environment that exists. The economic leverage of the Company’s ownership of efficient sawmills was again evident during the quarter. These sawmills provide a secure market for Deltic’s sustainably managed, valuable timberland assets, and they are well positioned whenever market conditions present opportunities. With the cash flows generated by these operations, we repaid $5.6 million of debt during the second quarter. Since the economic environment for our businesses continues to be uncertain, we will maintain a defensive posture for the remainder of 2012.”

The Woodlands segment generated operating income of $4.7 million in the second quarter of 2012, a decrease of $.9 million when compared to $5.6 million reported in the same period of 2011. The pine sawtimber harvest volume during the current period was 156,512 tons, a seven percent decrease when compared to 2011’s harvest volume of 169,199 tons. To maintain its sustainable-yield annual harvest plan, Deltic reduced 2012’s second quarter harvest after benefitting from favorable logging conditions during the first quarter of 2012. The average sales price for pine sawtimber declined eight percent to $22 per ton when compared to 2011’s second quarter per-ton sales price of $24. The decline in the per-ton sales price was caused by low demand for pine sawtimber by sawmills in the Company’s operating area. Deltic’s pine pulpwood harvest level during the second quarter of 2012 was 115,965 tons, which compares to 101,922 tons harvested in the same period of 2011, while the sales price was $8 per ton for both periods. Oil and gas lease rentals and net royalty income was $1.2 million in 2012’s second quarter and $1.7 million during the same period of 2011. The reduction was due to lower prices for natural gas, which was partially offset by an increase in the number of producing natural gas wells. During the current quarter, Deltic sold 322 acres of non-strategic recreational-use hardwood bottomland for an average sales price of $1,700 per acre versus 2011’s second quarter sales of 794 acres at an average sales price of $1,500 per acre.

Deltic’s Mill segment reported $5.7 million in operating income during the second quarter of 2012, which compares to an $.8 million operating loss during the same period of 2011, as the Company’s sawmills benefitted from a higher average lumber sales price, improved hourly production rates, increased sales volumes, and a lower cost of logs used in manufacturing lumber. The average lumber sales price was $317 per thousand board feet for the second quarter of 2012, which was a $72, or 29 percent, increase when compared to the same period a year ago. As a result of the improved lumber market during the second quarter of 2012, the Mills segment operated additional hours in its sawmills and sold 70.3 million board feet during the current quarter, which was an eight percent increase from the same period of 2011, when Deltic sold 64.9 million board feet. Due to the volatility of the wood products market, the Company continually monitors market conditions to enable it to react quickly to match the production from the sawmills to market demand.

The Real Estate segment reported a $.3 million operating loss in the second quarter of 2012, which compares to operating income of $1.7 million for the same period of 2011. The decrease was due to no sales of commercial real estate acreage during 2012’s second quarter compared to the sale of 26 acres of commercial property for an average of $101,000 per acre in the prior-year second quarter. There were 11 residential lots sold in the second quarter of both years. The current quarter’s average per-lot sales price was $68,000, which compares to 2011’s second quarter average sales price of $65,500 per lot.

Corporate operating expense was $3.7 million in the second quarter of 2012 compared to $3.1 million for the corresponding period of 2011. The increase was due to higher general and administrative expenses, primarily from increased pension and post-retirement benefit obligations caused by low interest rates and increased employee incentive plan expenses resulting from the market performance of Deltic’s equity. Deltic’s equity in the earnings of Del-Tin Fiber was at breakeven for the second quarter of 2012 versus $.4 million for 2011’s second quarter. The decrease was due to increased manufacturing costs in the current period. Income taxes during the current period of 2012 were $1.8 million compared to $.9 million in the prior year. The increase was mainly due to higher pretax income in the current-year period, along with a smaller benefit from permanent tax differences when compared to the same period of 2011.

For the first six months of 2012, the pine sawtimber harvest level was 329,519 tons compared to 315,288 tons harvested during the same period of 2011, while the average pine sawtimber sales price of $22 per ton decreased $3 per ton from the prior-year period. The finished lumber average sales price increased $40, or 16 percent, from $255 per thousand board feet in 2011 to $295 per thousand board feet in 2012. Lumber sales volume increased 8 million board feet, from 127.3 million board feet in 2011 to 135.3 million board feet in 2012. Residential lot sales for the first half of 2012 totaled 18 lots at an average price of $67,600, which compares to 14 lots at $69,700 per lot for the corresponding period of 2011. The Company had no commercial real estate acreage sales in the first six months of 2012, which compares to 26 acres of commercial real estate sold for $101,000 per acre during the first six months of 2011.

Capital expenditures were $2.3 million for the second quarter of 2012 and $6 million for the six months ended June 30, 2012. For the corresponding periods of 2011, capital expenditures totaled $2 million and $6 million, respectively.

Concerning the outlook for the third quarter and year of 2012, Mr. Dillon stated, “We currently anticipate the pine sawtimber harvest to be 150,000 to 170,000 and 575,000 to 600,000 tons, respectively. Finished lumber production and sales volumes are estimated at 50 to 70 million board feet for the third quarter and 250 to 275 million board feet for the year, depending on market conditions. Residential lot sales are projected at 10 to 15 and 30 to 40 lots for the third quarter and year of 2012, respectively. Although commercial acreage within Chenal Valley continues to receive interest, the Company is unable to predict the timing of closings of any commercial real estate transactions due to their highly uncertain nature and the significant number of factors involved.”

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the Federal Securities Laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates, credit availability, general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, natural gas pricing, and the other risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Deltic will hold a conference call on Thursday, July 26, 2012, at 10:00 a.m. Central Time to discuss second quarter 2012 earnings. Interested parties may participate in the call by dialing 1-866-362-4666 and referencing participant passcode identification number 70279716. The call will also be broadcast live over the Internet and can be accessed through the Investor Relations section of the Deltic website, at www.deltic.com. Online replays of the call will be available through the Deltic website, and a recording of the call will be available until Thursday, August 2, 2012, by dialing 1-888-286-8010 and referencing replay passcode identification number 51019744.

Summary financial data and operating statistics for the second quarter of 2012 and six months ended June 30, 2012 with comparisons to 2011 are contained in the following tables.

Deltic Timber Corporation

SEGMENT INFORMATION

(Preliminary and Unaudited)

(Millions of dollars)

	Three Months Ended		Three Months Ended
	June 30, 2012		June 30, 2011
		Operating		Operating
		Income/		Income/
	Sales	(Loss)	Sales	(Loss)
Woodlands	$9.3	4.7	10.5	5.6
Mills	27.9	5.7	20.6	(0.8)
Real Estate	3.3	(0.3)	5.4	1.7
Corporate	—	(3.7)	—	(3.1)
Eliminations	(3.4)	(0.1)	(4.2)	0.1

Total net sales/operating income	$37.1	6.3	32.3	3.5

	Six Months Ended		Six Months Ended
	June 30, 2012		June 30, 2011
		Operating		Operating
		Income/		Income/
	Sales	(Loss)	Sales	(Loss)
Woodlands	$19.3	9.5	20.5	10.3
Mills	50.5	7.3	42.2	(0.1)
Real Estate	5.2	(1.1)	7.1	0.9
Corporate	—	(8.0)	—	(7.1)
Eliminations	(7.3)	(0.3)	(8.1)	0.1

Total net sales/operating income	$67.7	7.4	61.7	4.1

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF INCOME

(Preliminary and Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net sales	$37,105	32,268	67,744	61,663

Costs and expenses
Cost of sales	24,185	22,506	46,186	43,843
Depreciation, amortization, and cost of fee timber harvested	2,715	2,906	5,623	6,068
General and administrative expenses	3,946	3,269	8,542	7,615

Total costs and expenses	30,846	28,681	60,351	57,526

Operating income	6,259	3,587	7,393	4,137

Equity in earnings of Del-Tin Fiber	21	330	92	867
Interest income	4	10	6	17
Interest and other debt expense, net of capitalized interest	(1,036)	(997)	(2,071)	(1,939)
Other income	79	72	54	75

Income before income taxes	5,327	3,002	5,474	3,157

Income taxes	(1,811)	(947)	(1,861)	(1,010)

Net income	$3,516	2,055	3,613	2,147

Earnings per common share
Basic	$0.28	0.16	0.29	0.17
Assuming dilution	$0.28	0.16	0.29	0.17

Dividends per common share paid	$0.075	0.075	0.15	0.15

Average common shares outstanding (thousands)
Basic	12,529	12,455	12,515	12,432
Assuming dilution	12,580	12,511	12,580	12,507

Deltic Timber Corporation

CONSOLIDATED BALANCE SHEETS

(Preliminary and Unaudited)

(Thousands of dollars)

	June 30,	Dec. 31,
	2012	2011
Assets
Current assets
Cash and cash equivalents	$4,925	3,291
Trade accounts receivable	6,364	4,821
Other receivables	12	1
Inventories	5,452	4,353
Prepaid expenses and other current assets	3,440	3,862

Total current assets	20,193	16,328

Investment in real estate held for development and sale	56,329	57,408
Investment in Del-Tin Fiber	6,815	7,113
Other investments and noncurrent receivables	693	885
Timber and timberlands—net	229,132	228,274
Property, plant, and equipment—net	28,797	30,187
Deferred charges and other assets	1,500	1,675

Total assets	$343,459	341,870

Liabilities and Stockholders’ Equity
Current liabilities
Trade accounts payable	$2,304	1,867
Current maturities of long-term debt	555	1,111
Accrued taxes other than income taxes	2,834	1,971
Deferred revenues and other accrued liabilities	9,150	7,761

Total current liabilities	14,843	12,710

Long-term debt	60,000	64,000
Deferred tax liabilities	2,072	1,211
Other noncurrent liabilities	36,041	36,826
Commitments and contingencies	—	—
Stockholders’ equity
Cummulative perferred stock	—	—
Common stock, 12,813,879 shares issued	128	128
Capital in excess of par value	81,257	80,842
Retained earnings	163,936	163,170
Treasury stock	(5,468)	(7,288)
Accumulated other comprehensive loss	(9,350)	(9,729)

Total stockholders’ equity	230,503	227,123

Total liabilities and stockholders’ equity	$343,459	341,870

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Preliminary and Unaudited)

(Thousands of dollars)

	Six Months Ended June 30,
	2012	2011
Operating activities
Net income	$3,613	2,147
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and cost of fee timber harvested	5,623	6,068
Stock-based compensation expense	1,135	1,034
Deferred income taxes	597	133
Real estate development capital expenditures	(610)	(508)
Real estate costs recovered upon sale	1,095	1,019
Timberland costs recovered upon sale	279	510
Equity in earnings of Del-Tin Fiber	(92)	(867)
Net increase in liabilities for pension and other postretirement benefits	784	18
Increase in operating working capital other than cash and cash equivalents	(104)	(976)
Other—changes in assets and liabilities	(854)	(323)

Net cash provided by operating activities	11,466	8,255

Investing activities
Capital expenditures, excluding real estate development	(5,291)	(5,115)
Net change in purchased stumpage inventory	(177)	(1,026)
Advances to Del-Tin Fiber	(1,235)	(966)
Repayments from Del-Tin Fiber	1,625	2,250
Net change in funds held by trustee	265	(554)
Other—net	524	419

Net cash required by investing activities	(4,289)	(4,992)

Financing activities
Proceeds from borrowings	2,000	7,500
Repayments on notes payable and long-term debt	(6,556)	(9,555)
Treasury stock purchases	(19)	(55)
Common stock dividends paid	(1,898)	(1,885)
Proceeds from stock option exercises	566	1,488
Excess tax benefit from stock-based compensation exercises	536	630
Deferred financing costs	—	(1,094)
Other—net	(172)	(304)

Net cash required by financing activities	(5,543)	(3,275)

Net increase/(decrease) in cash and cash equivalents	1,634	(12)
Cash and cash equivalents at January 1	3,291	3,831

Cash and cash equivalents at June 30	$4,925	3,819

Deltic Timber Corporation

OTHER DATA

(Preliminary and Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Thousands of dollars)	2012	2011	2012	2011
Capital expenditures
Woodlands	$750	563	3,429	2,914
Mills	933	1,050	1,783	2,282
Real Estate (includes development expenditures)	556	410	738	733
Corporate	—	4	4	74

Total capital expenditures	$2,239	2,027	5,954	6,003

Woodlands
Pine sawtimber harvested from fee lands—tons	156,512	169,199	329,519	315,288
Pine sawtimber price—per ton	$22	24	22	25

Timberland sales—acres	322	794	592	1,101
Timberland sales price—per acre	$1,700	1,500	1,600	1,400

Mills
Finished lumber sales—thousands of board feet	70,323	64,856	135,325	127,312
Finished lumber price—per thousand board feet	$317	245	295	255

Real Estate
Residential
Lots sold	11	11	18	14
Average sales price—per lot	$68,000	65,500	67,600	69,700

Commercial
Acres sold	—	26	—	26
Average sales price—per acre	$—	101,000	—	101,000